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                                    Exhibit 5

               Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP
                    Metro Corporate Campus One, P.O. Box 5600
                        Woodbridge, New Jersey 07095-0988

September 19, 2003

Sorrento Networks Corporation
9990 Mesa Rim Road
San Diego, California 92121
Re: Sorrento Networks Corporation

Ladies and Gentlemen:

     We have acted as counsel to Sorrento Networks Corporation, a Delaware Jersey corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (Registration No. 333- ___), covering the registration of 2,369,547 shares of common stock, par value $.001 per share (the "Common Stock"). We have been asked to issue an opinion as to whether the Common Stock being registered will, when sold, be legally issued, fully paid, non-assessable, and binding obligations of the Company.

     As counsel to the Company, we have examined the Certificate of Incorporation and Bylaws, as amended to date, and other corporate records of the Company and have made such other investigations as we have deemed necessary in connection with the opinion hereinafter set forth. We have relied, to the extent we deem such reliance proper, upon certain factual representations of officers and directors of the Company given in certificates, in answer to our written inquiries and otherwise, and, although we have not independently verified all of the facts contained therein, nothing has come to our attention that would cause us to believe that any of the statements contained therein are untrue or misleading.

     In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us. We have assumed that the corporate records of the Company furnished to us constitute all of the existing corporate records of the Company and include all corporate proceedings taken by it.

     Based solely upon and subject to the foregoing, we are of the opinion that the shares of Common Stock being registered hereunder, when sold, will be duly authorized, issued and fully paid and non-assessable, and the issuance of such shares by the Company is not subject to any preemptive or similar rights.

     We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                          Very truly yours,


                                        /s/ Greenbaum, Rowe, Smith, Ravin, Davis
                                        & Himmel, LLP
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